Exhibit 10.1

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
AND JOINDER AND LIMITED WAIVER AND CONSENT
THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT AND JOINDER AND LIMITED WAIVER AND CONSENT (this “Amendment”) is entered into as of August 4, 2016 (for purposes hereof, the “Fourth Amendment Effective Date”), by and among HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Existing Borrower” and “Harvest” herein), HCAP EQUITY HOLDINGS, LLC, a Delaware limited liability company (“New Borrower” and “Attached Equity Holder” herein, and together with the Existing Borrower, each individually and collectively, jointly and severally, the “Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank and, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (together with its successors and assigns in such capacities, “Agent”).
R E C I T A L S:
WHEREAS, Borrower, Agent and the Lenders have entered into that certain Loan and Security Agreement, dated as of October 29, 2013, as amended by (i) that certain First Amendment to Loan and Security Agreement, dated as of December 30, 2013, (ii) that certain Second Amendment to Loan and Security Agreement, dated as of December 17, 2014, and (iii) that certain Third Amendment to Loan and Security Agreement, dated as of September 22, 2015 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Agent and Lenders made certain financial accommodations to Borrower in a maximum principal amount of $55,000,000.00 (the “Loan”);
WHEREAS, Existing Borrower owns one-hundred percent (100%) of the issued and outstanding Equity Interests of New Borrower, which is a wholly-owned subsidiary of Existing Borrower formed for the sole purpose of acquiring and/or holding Equity Interests acquired pursuant to Section 7.3(a)(iii) of the Loan Agreement and Attached Equity Interests issued to Borrower (the “Blocker Formation”);
WHEREAS, in conjunction with the Blocker Formation, New Borrower hereby agrees to join the Loan Agreement as “Borrower” thereunder and hereby agrees to assume and be primarily liable for, as a direct obligor (and not as a surety), all obligations and liabilities of Borrower under the Loan Documents;
WHEREAS, in conjunction with the Blocker Formation and the joinder of New Borrower, Borrower has requested, and Agent and Lenders hereby agree to, modify certain terms and provisions of the Loan Agreement to, among other things, reflect the Blocker Formation and such joinder of New Borrower, in each case on the terms and conditions set forth in this Amendment;
WHEREAS, Borrower has notified Agent that on or about May 16, 2016 and June 14, 2016, Harvest engaged JMP Securities LLC (“JMP Securities”), an indirect wholly-owned Subsidiary of JMP Group LLC, to undertake certain transactions on behalf of Harvest through pre-arranged trading instructions outlined in the terms and provisions of a share re-purchase plan satisfying the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission (collectively, the “Rule 10b5-1 Plan”), pursuant to which JMP Securities, would be (x) authorized, during the period commencing as of June 16, 2016, through August 11, 2016, to repurchase Equity Interests of Harvest at or below a price per share of Equity Interests of $12.50, with an aggregate purchase price not to exceed $500,000, and (y) paid a commission of three cents ($0.03) per share in conjunction with such repurchases of Equity Interests (the “JMP Repurchase Transaction”);
WHEREAS, Harvest would have otherwise been prohibited from consummating the JMP Repurchase Transaction contemplated in the Rule 10b5-1 Plan pursuant to the terms and provisions of Section 7.5 of the Loan Agreement; and

WHEREAS, Harvest has requested, and Agent and the Requisite Lenders have previously agreed to, (x) consent to the Rule 10b5-1 Plan and the JMP Repurchase Transaction contemplated therein, (y) to waive compliance by Borrower with any provisions of the Loan Agreement and the other Loan Documents on or before the date hereof that would have otherwise prohibited the Rule 10b5-1 Plan and the JMP Repurchase Transaction, in each case on the terms and conditions set forth in this Amendment, and (z) enter into this Amendment to memorialize the terms and provisions of the consent and waiver with respect to the Rule 10b5-1 Plan and the JMP Repurchase Transaction contemplated therein.
NOW, THEREFORE, in consideration of the above-premises and other good and valuable consideration, the parties hereto covenant and agree as follows:
1.The foregoing recitals are incorporated herein by reference.
1.
    All capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement (as amended hereby).
2.
    Amendments to Loan Agreement.
a.The introductory paragraph of the Loan Agreement is hereby amended and restated to read as follows:
“THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) dated as of October 29, 2013, is entered into by and among HARVEST CAPITAL CREDIT CORPORATION, a Delaware corporation (“Harvest”), HCAP EQUITY HOLDINGS, LLC, a Delaware limited liability company (“Attached Equity Holder” and together with Harvest, each individually and collectively, jointly and severally, the “Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and PACIFIC WESTERN BANK (successor-by-merger to CapitalSource Bank), a California state-chartered bank (“Pacific Western”), as administrative, payment and collateral agent for itself, as a Lender and for the other Lenders (together with its successors and assigns in such capacities, “Agent”).”
b.Article I of the Loan Agreement is hereby amended to:
a.to add each of the capitalized terms below in the appropriate alphabetical order:
“‘Attached Equity Holder’ shall have the meaning assigned to such term in the introductory paragraph hereof.”
“‘Fourth Amendment Effective Date’ shall mean August 4, 2016.”
“‘Harvest’ shall have the meaning assigned to such term in the introductory paragraph hereof.”
b.amend the definitions for each of the capitalized terms below to delete each reference to “Borrower” and/or “the Borrower” (as applicable) therein and replace it with “Harvest” therein:
“Administration Agreement”
“Administrator”
“Advisory Agreement”
“Advisory Fee”
“Backup Administration Agreement”
“Blocked Account Agreement”
“Borrower’s Investible Capital”
“Custodial Agreement”
“Fee Letter”
“Investment Adviser”
“Multi-Party Agreement”
“Net Investment Income”
c.amend and restate the definition of “Affiliate” to read as follows:
“‘Affiliate’ or ‘affiliate’ shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting Equity Interests, securities or other equity or ownership interests of such Person. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise; provided, however, that notwithstanding anything herein to the contrary, the terms “Affiliate” and “affiliate” shall not include any Person whose Attached Equity Interests are held by any Borrower in the ordinary course of business.”
d.amend and restate the definition of “Change of Control” to read as follows:
“‘Change of Control’ shall mean the occurrence of any of the following, unless such action has been consented to in advance in writing by the Requisite Lenders (at their sole option):
(i)any Person acquires the direct or indirect ownership of more than thirty-five percent (35%) of the issued and outstanding voting Equity Interests of Harvest;
(ii)Harvest ceases to own one-hundred percent (100%) of the issued and outstanding voting Equity Interests of Attached Equity Holder;
(iii)during the Revolving Period, Sponsor shall at any time for any reason cease to own, directly or indirectly through a wholly-owned subsidiary, the issued and outstanding Equity Interests of Harvest (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units) in at least the same number of shares as owned by Sponsor as of the Closing Date; provided, however, that Sponsor may, directly or indirectly through a wholly-owned Subsidiary, without the prior consent of Agent or the Requisite Lenders, make (and the term “Change of Control” shall not include) a transfer of issued and outstanding Equity Interests of Harvest (the aggregate amount of which shall not exceed 15,000 shares in any one (1) calendar year) to employees of Harvest, the Administrator, or HCAP Advisors, as applicable, on an annual basis;
(iv)a greater than ten percent (10%) change in the direct or indirect ownership of the Equity Interests of HCAP Advisors, LLC, provided that the Person having control of HCAP Advisors, LLC pursuant to its organizational documents shall not change;
(v)fifty percent (50%) or more of the members of the Board of Directors (or other applicable governing body) of Harvest on any date shall not have been (x) members of the Board of Directors (or other applicable governing body) of Harvest on the date twelve (12) months prior to such date or (y) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the Board of Directors (or other applicable governing body) of Harvest as constituted on the date twelve (12) months prior to such date;
(vi)a Key Person Event;
(vii)Harvest’s Equity Interests cease to be traded on a major United States stock exchange; or
(viii)any “change in/of control” or “sale” or “disposition” or “merger” or similar event as defined in any certificate of incorporation or formation or statement of designations or bylaws or operating agreement, as applicable, of Borrower or in any document governing Material Indebtedness of Borrower (other than any Loan Documents), individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof.”
e.amend and restate the definition of “Debt Service Coverage Ratio” to read as follows:
“‘Debt Service Coverage Ratio’ shall mean, as of any date of determination, the ratio calculated by Agent of (i) the Modified Core Net Investment Income of Borrower (on a consolidated basis) for the most-recently completed twelve (12) calendar months to (ii) the Debt Service payable by Borrower (calculated on a consolidated basis) for the most-recently completed twelve (12) calendar months.
For the purpose of determining Debt Service Coverage Ratio, all calculations of Debt Service Coverage Ratio shall be determined by Agent in its Permitted Discretion utilizing the most recent quarterly results as reported pursuant to Section 6.1 hereof; provided, that if Borrower fails to provide the quarterly reporting as required pursuant to Section 6.1, then in such case, and without limiting any rights that Agent has due to such failure, in making any calculation with respect to Debt Service Coverage Ratio, Agent shall be entitled, in Agent’s sole discretion, to utilize the most recent information on monthly reporting received from Borrower or such other information as Agent shall determine or elect in its reasonable discretion. Agent’s determination shall be binding upon Borrower absent manifest error.”
f.amend and restate the definition of “Key Person Event” to read as follows:
“‘Key Person Event’ shall mean the occurrence of any of the following, unless such action is consented to in advance in writing by the Requisite Lenders: (i) Joseph Jolson shall no longer serve in the capacity of Chairman of the Board of Directors of Harvest, unless he is replaced with an Approved Replacement within ninety (90) days thereof or within one hundred and twenty (120) days thereof in the case of his death or disability; (ii) Joseph Jolson shall cease to actively and materially participate in Harvest’s investment committee, in the reasonable judgment of Agent, unless Joseph Jolson is replaced with an Approved Replacement within ninety (90) days or within one hundred and twenty (120) days thereof in the case of his death or disability; and (iii) Richard Buckanavage shall no longer serve in all current material capacities with Harvest, unless he is replaced with an Approved Replacement within ninety (90) days thereof or within one hundred and twenty (120) days thereof in the case of his death or disability.”
g.amend and restate the definition of “Leverage Ratio” to read as follows:
“‘Leverage Ratio’ shall mean the ratio of (a)(i) total Indebtedness of Borrower (calculated on a consolidated basis) less (ii) any Subordinated Debt to (b) the Tangible Net Worth of Borrower (on a consolidated basis).”
h.amend the definition of “Material Adverse Effect” to amend clause (b) thereof to delete the reference to “Borrower” therein and replace it with “Harvest (on a consolidated basis with the Attached Equity Holder)”;
i.amend and restate the definition of “SBIC Subsidiary” to read as follows:
“‘SBIC Subsidiary’ shall mean any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of Harvest licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, and which is designated by Harvest (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by Borrower (other than a Permitted SBIC Guarantee), (ii) is recourse to or obligates any Borrower in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee), or (iii) subjects any property of Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (b) Borrower does not have any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by Harvest shall be effected pursuant to a certificate of a financial officer delivered to the Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.”
j.amend and restate the definition of “Tangible Net Worth” to read as follows:
“‘Tangible Net Worth’ shall mean, for any measurement period, the amount by which any Person’s total assets (excluding Intangible Assets, prepaid expenses and accrued interest) exceeds such Person’s total liabilities as determined, in each case, on a consolidated basis in accordance with GAAP.”
k.amend and restate the definition of “Valuation Policy” to read as follows:
“‘Valuation Policy’ shall mean the written valuation policy of Harvest as described in Harvest’s most recent SEC filing, as the same may be amended or modified from time to time in accordance with this Agreement.”
c.Section 2.5 of the Loan Agreement is hereby amended to amend clause (a)(vi) thereof to delete the reference to “Borrower” therein and replace it with “Harvest” therein.
d.Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“5.1    Organization and Authority
a.(i) Harvest is a corporation, duly organized, validly existing and in good standing under the laws of Delaware, and (ii) Attached Equity Holder is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.
b.(i) Borrower has all requisite power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (ii) Harvest is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify could reasonably be likely to have or result in a Material Adverse Effect.
c.Borrower has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to acquire the Pledged Loans and other Collateral, (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party, and (iv) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower has all requisite power and authority to borrow hereunder.
d.Harvest is an “investment company” under the Investment Company Act.
e.No transaction contemplated in this Agreement or the other Loan Documents requires compliance with any bulk sales act or similar law.”
e.Section 5.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“5.3    Subsidiaries, Capitalization and Ownership Interests
As of the Fourth Amendment Effective Date, Borrower has no Subsidiaries other than Harvest’s ownership of one-hundred percent of the Equity Interests in Attached Equity Holder. As of the Closing Date, eleven and forty-nine one hundredths of one percent (11.49%) of the outstanding Equity Interest in Harvest is directly owned (both beneficially and of record) by Sponsor free and clear of any Liens other than Liens in favor of Agent and/or Lenders, if any. The outstanding Equity Interests of Borrower have been duly authorized and validly issued. Schedule 5.3 lists the officers or directors of Harvest as of the Closing Date. Other than Equity Interests acquired in compliance with Section 7.3(a), Attached Equity Interests and Harvest’s ownership of one-hundred percent of the Equity Interests in Attached Equity Holder, Borrower does not (a) own any Investment Property other than as otherwise permitted under this Agreement or (b) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person.”
f.Section 5.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“5.5    Other Agreements
Borrower is not: (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would have a Material Adverse Effect on its ability to execute and deliver, or perform its obligations under, any Loan Document to which it is a party; (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to be, have or result in a Material Adverse Effect; (c) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Underlying Loan Document; or (d) except pursuant to the Administration Agreement and the Advisory Agreement, a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business or the Underlying Loans. Except as set forth on Schedule 5.16 or as otherwise permitted under Section 5.16 or Section 7.5, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of its officers, directors, stockholders, employees or affiliates or any member of their respective immediate families.”
g.Section 5.13 of the Loan Agreement is hereby amended to delete the last reference to “Borrower.” therein and replace it with “Borrower (on a consolidated basis).”
h.Section 5.15 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“5.15    Existing Indebtedness; Investments, Guarantees and Contracts; Contractual Obligations
Borrower does not (a) have any outstanding Indebtedness, except Permitted Indebtedness, or (b) except as set forth on Schedule 5.15 and as permitted pursuant to Section 7.3 own or hold any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person. Borrower has performed all material obligations required pursuant to or in connection with any Permitted Indebtedness and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Except for Permitted Indebtedness, any investment which may be made by Borrower in a Financing Subsidiary or the Attached Equity Holder in the future in accordance with the terms and conditions of this Agreement and the investments, cash or accounts in which Attached Equity Holder or such Financing Subsidiary (as applicable) may have an interest, Borrower has not, directly or indirectly, made, and there does not exist, any loan, advances or guarantees to or for the benefit of any Person or agreements to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person.”
i.Section 5.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“5.16    Affiliate Agreements
Except (x) as set forth on Schedule 5.16, (y) with respect to the Administration Agreement and the Advisory Agreement, and (z) as otherwise permitted pursuant to the terms and provisions of Section 7.5, there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower, on the one hand, and Borrower’s investors, officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.”
j.Section 5.20 of the Loan Agreement is hereby amended to amend clause (b) thereof to delete the reference to “the Borrower” therein and replace it with “Harvest” therein.
k.Section 5.21 of the Loan Agreement is hereby amended to amend clauses (a) and (b) therein to delete the first reference to “Borrower” and/or “the Borrower” (as applicable) in each of clauses (a) and (b) and to replace each such reference with “Harvest” therein.
l.Section 5.28 of the Loan Agreement is hereby amended to amend clause (a) therein to delete each reference to “Borrower” therein and to replace each such reference with “Harvest” therein.
m.Section 6.1 of the Loan Agreement is hereby amended to:
a.amend clause (b) thereof to delete the first clause therein and amend and restate it to read as follows:
“With each annual financial statement of Borrower and for monthly financial statements of Borrower of each year, Harvest shall also deliver a compliance certificate of an officer of Harvest, in the form satisfactory to Agent, stating that”
b.amend clauses (d), (e), and (i) thereof to delete each reference to “Borrower” and/or “the Borrower” (as applicable) therein and to replace each such reference with “Harvest” therein; and
c.amend and restate clause (j) thereof to read as follows:
“(j)     Third Party Valuations of Pledged Loans. Harvest shall provide to Agent within five (5) Business Days of receipt a third party valuation report, prepared by CTS Capital Advisors, LLC, or such other third-party acceptable to Agent in its Permitted Discretion, and otherwise in form and substance acceptable to Agent in its Permitted Discretion, in relation to each Underlying Loan and each Underlying Borrower, which report shall include, without limitation, a calculation of Fair Value for each Pledged Loan that is a Level 3 Asset, as defined in FAS 157; provided, however, that with respect to each Pledged Loan that is a Level 3 Asset with an investment rating of “1” or “2” (a “Specified Level 3 Asset”), in lieu of a third party valuation report, Harvest may (in its reasonable discretion and in accordance with commercially reasonable business practices) prepare an internal portfolio monitoring report (a “PMR”) that shall include a commercially reasonable calculation of Fair Value for such Specified Level 3 Asset (provided, that (I) in each case, the form and substance of each such PMR shall be acceptable to Agent in its sole discretion, and (II) notwithstanding the foregoing, in the event Agent determines in its sole discretion that a PMR is insufficient for the calculation of the Fair Value for any Specified Level 3 Asset, Harvest shall deliver to Agent within thirty (30) days of Agent’s notice to Harvest of such determination a third party valuation report for such Specified Level 3 Asset, prepared by CTS Capital Advisors, LLC, or such other third-party acceptable to Agent in its Permitted Discretion); provided further, however, that notwithstanding the foregoing, no more than ten percent (10%) (as determined on the basis of the Aggregate Principal Balance of such Pledged Loans) of the Pledged Loans in the Financed Portfolio shall be Specified Level 3 Assets with respect to which Harvest has delivered a PMR in lieu of a third party valuation report pursuant to this clause (j). Harvest shall not be required to obtain and provide all such PMRs or other reports for the same period or at the same time during the calendar year so long as one such PMR or other report is provided for each Underlying Loan and Underlying Borrower (x) within twelve (12) months of the date of the Advance in conjunction with which such Underlying Loan was pledged to Agent, and (y) within each subsequent twelve (12) month period thereafter.”
n.Section 6.15 of the Loan Agreement is hereby amended to delete each reference to “Borrower” and/or “the Borrower” (as applicable) therein and to replace each such reference with “Harvest” therein.
o.Section 6.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“6.16    BDC Status
Harvest shall maintain its status as a business development company and shall comply with all Applicable Law of any Governmental Authority with respect to Harvest’s status as an externally-managed BDC.”
p.Section 6.18 of the Loan Agreement is hereby amended to (i) amend clause (b) therein to delete each reference to “Borrower” and/or “the Borrower” (as applicable) therein and to replace each such reference with “Harvest” therein and (ii) amend and restate clause (c) thereof to read as follows:
“(c)     the lesser of (x) the average Adjusted Principal Balance of each Pledged Loan in the Financed Portfolio payable by an Underlying Borrower and its Affiliates, or (y) the Fair Value of each Pledged Loan, in the aggregate, shall not exceed (unless waived by the Requisite Lenders in writing in their sole discretion) (I) at all times prior to any increase to the Maximum Loan Amount pursuant to and in accordance with Section 2.12 hereof ten percent (10%) of the Maximum Loan Amount, or (II) if the Maximum Loan Amount is increased pursuant to and in accordance with Section 2.12 hereof, seven and one-half percent (7.5%); provided, however, that solely for purposes of determining compliance with this clause (c), the WBL Entities shall not be considered “Affiliates”;”
q.Section 7.3 of the Loan Agreement is hereby amended to:
a.amend and restate clause (a) thereof in its entirety to read as follows:
“(a)     merge with, purchase, own, hold, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, other than the following, which in each case are subject to a first priority, perfected Lien in favor of Agent and are expressly permitted, (i) the ownership of Attached Equity Interest constituting Collateral in accordance with the terms of the Loan Documents; (ii) investments in the Attached Equity Holder; (iii) investments in a Financing Subsidiary; (iv)(x) investments in the equity of collateralized loan obligations made in accordance with the Credit Policy, and (y) other investments made in accordance with the Credit Policy, in the case of clause (x) and clause (y), in the aggregate up to but not exceeding fifteen percent (15%) of the total assets of Harvest; and (v) as otherwise provided in this Section 7.3;”
b.amend and restate clause (b) thereof in its entirety to read as follows:
“(b)     purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) for (x) Deposit Accounts with financial institutions as required by this Agreement; provided, that with respect to any such Deposit Accounts, Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its sole discretion; or (y) Cash Equivalents with respect to which Agent has a perfected, first-priority Lien and control agreement each in form and substance satisfactory to Agent in its sole discretion; or (ii) as otherwise provided in this Section 7.3);”
c.amend clause (c) thereof to delete the reference to “Borrower’s Credit Policy” therein and replace it with “the Credit Policy” therein;
d.amend and restate clause (e) thereof in its entirety to read as follows:
“(e)     have any Subsidiaries other than (x) Harvest’s ownership of the Equity Interests of the Attached Equity Holder, and (y) a Financing Subsidiary; provided, that (i) Borrower shall cause any SBIC Subsidiary to execute and deliver to the Agent such certificates and agreements, in form and substance satisfactory to the Agent, as it shall determine are necessary to confirm that such SBIC Subsidiary continues to maintain its license as an “SBIC Subsidiary”, pursuant to the definition thereof, and (ii) in the event that any SBIC Subsidiary shall cease to be licensed as an “SBIC Subsidiary” pursuant to the definition thereof, the Borrower will, in each case, on or before thirty (30) days following the date such Subsidiary ceases to be licensed, cause such new Subsidiary to join this Agreement and the other Loan Documents as a Borrower pursuant to documentation that is in form and substance satisfactory to Agent in its Permitted Discretion.”
r.Section 7.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“7.4    Dividends; Redemptions; Equity
a.Subject to clause (b) below, Borrower may apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing issued by Harvest (“Securities Repurchase”); provided, that Borrower (x) upon the prior request of Agent (in its Permitted Discretion), delivers to Agent evidence (the form and substance of which is acceptable to Agent in its sole discretion) that upon the consummation of such Securities Repurchase, Borrower will (on a pro forma basis having given effect to such Securities Repurchase in the calculation thereof) have Liquidity of not less than $5,000,000, and (y) in making any such Securities Repurchase(s), shall not, in any fiscal quarter, utilize an aggregate amount greater than (I) the Liquidity of Borrower calculated as of the first day of such fiscal quarter, multiplied by (II) twenty percent (20%).
b.Upon the occurrence and during the continuance of a Default or an Event of Default, Harvest shall not (i) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any Equity Interests or other securities or interests or of any options to purchase or acquire any of the foregoing, (iii) otherwise make any payments, dividends or distributions to any member, manager, managing member, stockholder, director or other equity owner in such Person’s capacity as such, or (iv) make any payment of any management, service or related or similar fee to any Affiliate or holder of Equity Interests of Harvest. Notwithstanding the preceding sentence, Borrower may declare, pay or make any distribution or dividend necessary to maintain its eligibility to qualify as a RIC or to avoid the imposition of a federal excise tax on undistributed earnings under Section 4982 of the Code.”
s.Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“7.5    Transactions with Affiliates
Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than (a) transactions with a Financing Subsidiary at prices and on terms and conditions not less favorable to Borrower than could be obtained at the time on an arm’s-length basis from unrelated third parties, (b) transactions with the Attached Equity Holder, (c) the execution, delivery of and performance under the Advisory Agreement and the Administration Agreement, (d) transactions with JMP Securities LLC in connection with a public offering, or a repurchase, of Borrower’s debt or equity securities, at prices and on terms and conditions not less favorable to Borrower than could be obtained at the time on an arm’s-length basis from unrelated third parties (and otherwise in compliance with Applicable Laws), (e) co-investment transactions with any Affiliate as and to the extent permitted by the exemptive order dated December 10, 2015, issued by the SEC to Harvest and certain Affiliates, and (f) the payment of compensation and reimbursement of expenses of officers and directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification of officers and directors in the ordinary course of business.”
t.Section 7.7 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“7.7    Transfer of Collateral
Except (x) as provided in Section 7.10, and (y) for any transfer or assignment of Attached Equity Interests by Harvest to the Attached Equity Holder or by the Attached Equity Holder to Harvest, Borrower shall not sell, lease, transfer, pledge, encumber, assign or otherwise dispose of any Collateral.”
u.Sections 7.11, 7.14, 7.17, and 7.18 of the Loan Agreement is hereby amended to delete each reference to “Borrower” and/or “the Borrower” (as applicable) therein and to replace each such reference with “Harvest” therein.
v.Section 7.20 of the Loan Agreement is hereby amended and restated to read as follows:
“7.20    Minimum Liquidity
Borrower shall at all times maintain Liquidity (calculated on a consolidated basis) of not less than 4.0% multiplied by the Maximum Loan Amount.”
w.Article VIII of the Loan Agreement is hereby amended to:

a.	amend and restate clause (g) thereof in its entirety to read as follows:
“(g)    (i) one or more judgments or decrees in an aggregate amount in excess of five percent (5%) of the consolidated gross assets of Harvest and its Subsidiaries (on a consolidated basis) is rendered against any Borrower, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered, or (ii) any one or more non-monetary final judgments rendered against Borrower that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;”

b.	amend and restate clause (k) thereof in its entirety to read as follows:
“(k)    (i) any Change of Control occurs, (ii) any Material Adverse Effect occurs, (iii) Harvest ceases any material portion of its business operations as contemplated by the Loan Documents or (iv) Borrower is enjoined, restrained or in any way prevented by a court order or other binding decree or resolution from continuing to conduct all or any material part of its business affairs as of the Closing Date;”

c.	amend and restate clause (p) thereof in its entirety to read as follows:
“(p)    Harvest without the consent of Agent, acting on its behalf and at the instruction of the Requisite Lenders, (A) fails to comply (or fails to cause Attached Equity Holder or any other Subsidiary to comply) with the Valuation Policy in any material respect adverse to the Lenders, or (B) fails to comply (or fails to cause Attached Equity Holder or any other Subsidiary to comply) with its Credit Policy and, in each case, such failure shall continue un-remedied for a period of thirty (30) or more calendar days after the earlier of notice thereof by the Agent to Harvest or knowledge thereof by a Responsible Officer;”
3.
    Joinder, Assumption, and Consent.
(a)With this Amendment, (x) Existing Borrower, Agent, and each Lender each hereby agree that the Note, the Loan Agreement, and all other Loan Documents are amended to reflect that New Borrower is hereby a “Borrower” (as defined in the Loan Agreement and each such Loan Document) in, under and pursuant to the Loan Agreement, the Note, and the other Loan Documents with all the rights, obligations, liabilities and duties of “Borrower” thereunder, and (y) New Borrower hereby agrees that it is a “Borrower” (as defined in the Loan Agreement and each such other Loan Document) in, under, and pursuant to the Loan Agreement, the Note, and all other Loan Documents with all the rights, obligations, liabilities and duties of “Borrower” thereunder, in each case regardless of when such obligations, liabilities and duties first arose.
(b)New Borrower hereby (i) joins in, becomes a party to, and agrees to comply with and be bound by the terms and conditions of the Note, the Loan Agreement, and each and every other Loan Document to the same extent as Existing Borrower is so bound and as if such New Borrower was an original signatory thereto; (ii) makes all of the representations and warranties set forth in the Loan Agreement and the other Loan Documents; (iii) grants to Agent, for the benefit of Lenders, pursuant to the terms and provisions of the Loan Agreement, a valid and enforceable security interest in and to all of its assets constituting Collateral, free and clear of all liens, claims and encumbrances except as otherwise provided in the Loan Agreement; and (iv) agrees that it is a direct obligor primarily liable for all of the Obligations, whether now or hereafter arising. Without limiting the foregoing, New Borrower agrees that it shall be jointly and severally liable with Existing Borrower and any other Borrower for all liabilities and obligations of “Borrower” irrespective of when such liabilities or obligations first arose under the Loan Agreement or the other Loan Documents.
(c)In furtherance of the foregoing, New Borrower agrees to execute and/or deliver to Agent such Loan Documents, mortgage, deed of trust or similar security instrument, UCC financing statements, manager’s certificate as to organization and incumbency and any other documents, instruments, certificates or agreements as Agent may reasonably request to give effect to this joinder of New Borrower as a “Borrower”.
(d)To induce Agent to accept New Borrower as a “Borrower” under the Loan Documents, (i) Existing Borrower hereby restates and renews each and every representation and warranty made in the Loan Agreement and the other Loan Documents in respect of Borrower generally, (ii)  Existing Borrower and New Borrower agree that all of the Obligations are performable by such Borrower in accordance with the terms of the applicable Loan Documents without setoff, defense, counterclaim or claims in recoupment and (iii) Existing Borrower and New Borrower, irrevocably waives any and all rights and remedies from time to time arising in favor of any surety or guarantor under applicable law (including, without limitation, any right to require any of the Collateral from time to time securing the Obligations to be marshaled).
4.
    Consent and Waiver.
a.Consent to Blocker Formation and Attached Equity Interest Transfer. Subject to the satisfaction of the conditions precedent set forth in Section 8 below, and notwithstanding applicable terms and provisions of the Loan Agreement to the contrary (including without limitation Sections 7.3, 7.5, and 7.7 thereof), Agent (acting at the instruction of the Requisite Lenders) consents to (x) the Blocker Formation, and (y) the assignment and transfer by Harvest to Attached Equity Holder of Attached Equity Interests previously issued to Harvest in conjunction with Pledged Loans (the “Attached Equity Interest Transfer”), and solely with respect to the Blocker Formation and the Attached Equity Interest Transfer in conjunction with the Blocker Formation, Agent hereby waives, effective as of the Fourth Amendment Effective Date compliance by Borrower with any provisions of the Loan Agreement and the other Loan Documents that would otherwise prohibit the Blocker Formation and the Attached Equity Interest Transfer (including without limitation Sections 7.3, 7.5, and 7.7 of the Loan Agreement). Agent’s consent (acting at the instruction of the Requisite Lenders) to the Blocker Formation and the Attached Equity Interest Transfer is given solely to the extent that the information disclosed in writing to Agent by Borrower regarding the nature and scope of the Blocker Formation and the Attached Equity Interest Transfer accurately reflects the actual nature and scope thereof. If Agent determines in its reasonable, good faith judgment that the nature or extent of the Blocker Formation and the Attached Equity Interest Transfer is materially different from the nature or extent as disclosed to Agent in writing prior to the date hereof, then, upon written notice by Agent to the Borrower, the waiver and consent set forth in this clause (a) shall terminate and be rescinded automatically without further action by Agent or any Lender, and Agent and the Lenders shall have the right to exercise any and all of their rights and remedies in accordance with the terms of the Loan Agreement with respect to any Default or Event of Default related thereto immediately and without any further passage of time.
b.Consent to Valuation Policy Update. Subject to the satisfaction of the conditions precedent set forth in Section 8 below, and notwithstanding applicable terms and provisions of the Loan Agreement to the contrary (including without limitation Section 7.16 thereof), Agent (acting at the instruction of the Requisite Lenders) consents to the changes made by Borrower to the Valuation Policy (the “Valuation Policy Update”), and solely with respect to the Valuation Policy Update, Agent hereby waives, effective as of the Fourth Amendment Effective Date compliance by Borrower with any provisions of the Loan Agreement and the other Loan Documents that would otherwise prohibit the Valuation Policy Update (including without limitation Section 7.16 of the Loan Agreement). Agent’s consent (acting at the instruction of the Requisite Lenders) to the Valuation Policy Update is given solely to the extent that the information disclosed in writing to Agent by Borrower regarding the nature and scope of the Valuation Policy Update accurately reflects the Valuation Policy Update. If Agent determines in its reasonable, good faith judgment that the nature or extent of the Valuation Policy Update is materially different from the nature or extent as disclosed to Agent in writing prior to the date hereof, then, upon written notice by Agent to the Borrower, the waiver and consent set forth in this clause (b) shall terminate and be rescinded automatically without further action by Agent or any Lender, and Agent and the Lenders shall have the right to exercise any and all of their rights and remedies in accordance with the terms of the Loan Agreement with respect to any Default or Event of Default related thereto immediately and without any further passage of time.
c.Consent and Waiver for JMP Repurchase Transaction. Subject to the satisfaction of the conditions precedent set forth in Section 8 below, and notwithstanding applicable terms and provisions of the Loan Agreement to the contrary (including without limitation Section 7.5 thereof), Agent and the Requisite Lenders have consented to the JMP Repurchase Transaction and the Rule 10b5-1 Plan, and solely with respect to the JMP Repurchase Transaction and the Rule 10b5-1 Plan, Agent and the Requisite Lenders hereby waive, effective as of May 16, 2016, through the Fourth Amendment Effective Date, compliance by Borrower with any provisions of the Loan Agreement and the other Loan Documents that would have otherwise prohibited the JMP Repurchase Transaction and/or the Rule 10b5-1 Plan (including without limitation Section 7.5 of the Loan Agreement). Agent’s and the Requisite Lenders’ consent to the JMP Repurchase Transaction and the Rule 10b5-1 Plan (and its waiver of compliance by Borrower with Section 7.5 of the Loan Agreement) is given solely to the extent that the information disclosed in writing to Agent by Borrower regarding the nature and scope of the JMP Repurchase Transaction and the Rule 10b5-1 Plan accurately reflects the JMP Repurchase Transaction and the terms of the Rule 10b5-1 Plan. If Agent determines in its reasonable, good faith judgment that the nature or extent of the JMP Repurchase Transaction and/or the Rule 10b5-1 Plan is materially different from the nature or extent as disclosed to Agent in writing prior to the date hereof, then, upon written notice by Agent to the Borrower, the waiver and consent set forth in this clause (c) shall terminate and be rescinded automatically without further action by Agent or any Lender, and Agent and the Lenders shall have the right to exercise any and all of their rights and remedies in accordance with the terms of the Loan Agreement with respect to any Default or Event of Default related thereto immediately and without any further passage of time.
d.No Other Consent or Waiver.
a.The waiver and consent set forth in clauses (a), (b), and (c) are limited to those items specifically referenced therein. Except as specifically set forth in clauses (a), (b), and (c), nothing contained in this Amendment or any other communication between Agent, any Lender, and Borrower shall be a (A) consent to any transaction other than (x) the Blocker Formation and the Attached Equity Interest Transfer, (y) the Valuation Policy Update, and (z) the JMP Repurchase Transaction and the Rule 10b5-1 Plan, or (B) waiver of any past, present or future violation, Default or Event of Default of Borrower under the Loan Agreement or any Loan Document. Agent and each Requisite Lender hereby expressly reserve any rights, privileges and remedies under the Loan Agreement and each Loan Document that Agent and Lenders may have with respect to any violation, Default or Event of Default, and any failure by Agent or any Lender to exercise any right, privilege or remedy as a result of any such violation, Default or Event of Default shall not directly or indirectly in any way whatsoever either (x) impair, prejudice or otherwise adversely affect the rights of Agent or any Lender, except as and to the extent set forth herein, at any time to exercise any right, privilege or remedy in connection with the Loan Agreement or any Loan Document, (y) amend or alter any provision of the Loan Agreement or any Loan Document or any other contract or instrument, or (z) constitute any course of dealing or other basis for altering any obligation of Borrower or any rights, privilege or remedy of Agent and Lenders under the Loan Agreement or any Loan Document or any other contract or instrument. Nothing in this Amendment shall be construed to be a consent by Agent or any Lender to any prior, existing or future violations of the Loan Agreement or any Loan Document.
b.Borrower is hereby notified that irrespective of (A) any waivers or consents previously granted by Agent and Lenders regarding the Loan Agreement and the Loan Documents, (B) any previous failures or delays of Agent and Lenders in exercising any right, power or privilege under the Loan Agreement or the Loan Documents, or (C) any previous failures or delays of Agent and Lenders in the monitoring or in the requiring of compliance by Borrower with its duties, obligations, and agreements in the Loan Agreement and the Loan Documents, Borrower will be expected to comply strictly with their duties, obligations and agreements under the Loan Agreement and the Loan Documents.
5.
    All references in the Loan Documents to the “Loan Agreement” shall be deemed to refer to the Loan Agreement as amended by this Amendment.
6.
    Borrower (including, for the avoidance of doubt, New Borrower) covenants and agrees with and represents and warrants to Agent and Lenders as follows:
(a)Borrower’s obligations under the Loan Agreement, as modified hereby, are and shall remain secured by, inter alia, the Loan Agreement and the other Security Documents;
(b)(i) Borrower possesses all of the powers requisite for it to enter into and carry out the transactions of Borrower referred to herein and to execute, enter into and perform the terms and conditions of this Amendment, the Loan Documents and any other documents contemplated herein that are to be performed by Borrower; (ii) any and all actions required or necessary pursuant to Borrower’s organizational documents or otherwise have been taken to authorize the due execution, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents and said other documents; (iii) such execution, delivery and performance will not conflict with, constitute a default under or result in a breach of any applicable law or any agreement, instrument, order, writ, judgment, injunction or decree to which Borrower is a party or by which Borrower or any of its properties are bound; (iv) all consents, authorizations and/or approvals required or necessary from any third parties in connection with the entry into, delivery and performance by Borrower of the terms and conditions of this Amendment, the Loan Documents, the said other documents and the transactions contemplated hereby have been obtained by Borrower and are in full force and effect;
(c)This Amendment and the Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and by general equitable principles, whether enforcement is sought by proceedings at law or in equity;
(d)All representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects, with the same force and effect as if all such representations and warranties were fully set forth herein and made as of the date hereof;
(e)This Amendment is not a substitution, novation, discharge or release of the Borrower’s obligations under the Loan Agreement or any of the other Loan Documents, all of which shall and are intended to remain in full force and effect;
(f)(i) No Default or Event of Default has occurred and is continuing under the Loan Documents; and (ii) there exist no defenses, offsets, counterclaims or claims with respect to Borrower’s obligations and liabilities under the Loan Agreement or any of the other Loan Documents; and
(g)Borrower hereby ratifies and confirms in full its duties and obligations under the Loan Agreement and the other Loan Documents.
7.
    The following are conditions precedent to this Amendment:
(a)Borrower shall have executed and delivered to Agent this Amendment;
(b)Agent shall have received a Pledge Agreement duly executed by Existing Borrower;
(c)Agent shall have received (i) the Charter or Certificate of Formation and Good Standing Documents of New Borrower, all in form and substance acceptable to Agent in its sole discretion and (ii) a certificate of the corporate secretary or assistant secretary of New Borrower in his or her capacity as such and not in his or her individual capacity dated the Fourth Amendment Effective Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of New Borrower in form and substance acceptable to Agent in its sole discretion;
(d)Agent shall have received all documents Agent may request with respect to the Rule 10b5-1 Plan and the JMP Repurchase Transaction and any matter relevant thereto or the transactions contemplated thereby;
(e)The representations and warranties contained in the Loan Documents and in any certificates delivered to Agent in connection with the closing of this Amendment shall be true and correct in all material respects, and all covenants and agreements required to have been complied with and performed by Borrower shall have been fully complied with and performed to the satisfaction of Agent;
(f)All actions taken in connection with the execution and delivery of this Amendment shall be completely satisfactory to Agent and its counsel. Agent and its counsel shall have received copies of all such documents, instruments, and other items as Agent or its counsel may reasonably request in connection therewith, all in form and substance satisfactory to Agent and its counsel, in their sole discretion;
(g)There has been no occurrence of any Default or Event of Default that is continuing and/or the exercise by Agent or any Lender of any and all of its available rights and remedies with respect thereto;
(h)Borrower shall have paid to Agent all fees and out-of-pocket costs, expenses, and disbursements, including without limitation, reasonable fees and expenses of counsel (whether in house counsel or retained counsel) incurred by Agent in connection with the development, preparation, execution, administration, interpretation, or performance of this Amendment and the documents to be entered into and/or reviewed in connection therewith; and
(i)Such other matters as Agent shall reasonably require.
8.
    THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA (“FEDERAL LAW”) AND, FOR THE PURPOSES OF EXPORTATION OF INTEREST AND INTEREST FEES UNDER FEDERAL LAW, AGENT RELIES ON CALIFORNIA LAW. TO THE EXTENT THAT STATE LAW APPLIES AND IS NOT PREEMPTED BY FEDERAL LAW, THEN PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS AMENDMENT, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. TO THE EXTENT THAT AGENT OR ANY LENDER HAS GREATER RIGHTS OR REMEDIES UNDER FEDERAL LAW, WHETHER AS A NATIONAL BANK OR OTHERWISE, THIS PARAGRAPH SHALL NOT BE DEEMED TO DEPRIVE AGENT OR SUCH LENDER OF SUCH RIGHTS AND REMEDIES AS MAY BE AVAILABLE UNDER FEDERAL LAW; EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, FEDERAL LAW OR THE LAW OF THE STATE OF NEW YORK, AS APPLICABLE, SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND EACH GUARANTOR EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AMENDMENT.
9.
    This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
10.
    Except as specifically modified herein, the Loan Agreement and the other Loan Documents are hereby ratified and confirmed. Borrower and Agent agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Borrower agrees (i) that this Amendment is not intended to constitute, and does not constitute or give rise to, and shall not cause any novation, cancellation or extinguishment of any or all of the Obligations or of any interests owned or held by Agent (and not previously released) in and to any of the Collateral, and (ii) to pay the Loan and all related expenses, as and when due and payable in accordance with the Loan Agreement and the other Loan Documents (as amended hereby), and to observe and perform the Obligations, and do all things necessary which are not prohibited by law to prevent the occurrence of any Event of Default.
11.
    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf), or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.
12.
    BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES EACH LENDER AND AGENT AND EACH OF THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, AFFILIATES, ATTORNEYS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL CLAIMS WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED THAT BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND THAT ARISE FROM ANY OF THE LOANS, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND/OR THE NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE. BORROWER ACKNOWLEDGES THAT THE FOREGOING RELEASE IS A MATERIAL INDUCEMENT TO AGENT AND LENDERS’ DECISION TO EXTEND TO SUCH CREDIT PARTY THE FINANCIAL ACCOMMODATIONS HEREUNDER AND HAS BEEN RELIED UPON BY AGENT IN AGREEING TO MAKE THE LOAN. BORROWER HEREBY FURTHER SPECIFICALLY WAIVES ANY RIGHTS THAT IT MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE (TO THE EXTENT APPLICABLE), WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,” AND FURTHER WAIVES ANY SIMILAR RIGHTS UNDER APPLICABLE LAWS.
[Remainder of page intentionally blank; signature pages follow.]
13.

IN WITNESS WHEREOF, the Borrower, Agent and Lenders have executed this Fourth Amendment to Loan and Security Agreement and Joinder and Limited Waiver and Consent as of the date first above written.
EXISTING BORROWER:
HARVEST CAPITAL CREDIT CORPORATION,
a Delaware corporation

By:     /s/ Richard P. Buckanavage
Name:    Richard P. Buckanavage
Title:     Chief Executive Officer and President

NEW BORROWER:
HCAP EQUITY HOLDINGS, LLC,
a Delaware limited liability company
By:     Harvest Capital Credit Corporation,
its sole Member

By:     /s/ Richard P. Buckanavage
Name:    Richard P. Buckanavage
Title:     Chief Executive Officer and President

ADMINISTRATIVE AGENT, COLLATERAL AGENT, PAYMENT AGENT AND LENDER:

PACIFIC WESTERN BANK
(successor-by-merger to CapitalSource Bank),
a California state-chartered bank

By:     /s/ David Zimmerman
Name:    David Zimmerman
Title:    Senior Vice President
LENDER:

CITY NATIONAL BANK,
as a Lender
By:     /s/ Eric Lo
Name:    Eric Lo
Title:     Vice President

[Harvest] Fourth Amendment